Exhibit 99.1

BIOMET ANNOUNCES FOURTH QUARTER AND FISCAL 2008 FINANCIAL RESULTS

WARSAW, Ind., July 10, 2008 – Biomet, Inc. announced today fourth quarter and fiscal 2008 financial results for the year ended May 31, 2008.

As previously announced, Biomet Inc. finalized the merger with LVB Acquisition Merger Sub, Inc., a wholly-owned subsidiary of LVB Acquisition, Inc. on September 25, 2007. LVB Acquisition, Inc. is indirectly owned by investment partnerships directly or indirectly advised or managed by The Blackstone Group L.P., Goldman Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital.

The Company’s unaudited condensed consolidated financial statements as of May 31, 2008 and for the periods June 1 to July 11, 2007 (Predecessor) and July 12 to May 31, 2008 (Successor) and other financial data included in this press release have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the U.S. and reflects the purchase accounting adjustments related to the Merger. The purchase price allocation was based on information currently available to the Company, and expectations, assumptions, and valuation methodologies deemed reasonable by the Company’s management. The final valuation and associated purchase price allocation is expected to be completed as soon as possible, but no later than one year from the completion of the acquisition. To the extent that the estimates need to be adjusted, the Company will do so.

In this press release and related website schedules, the June 1 to July 11, 2007 and July 12 to May 31, 2008 periods have been combined and are referred to as “Combined”. The combined presentation does not comply with U.S. GAAP, but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation of purchase accounting as compared to historical cost.

As announced in the third quarter press release, the Company’s international subsidiaries had historically reported financial results on a one month lag, including the first and second quarters of fiscal year 2008. Due to improved financial reporting capabilities, the reporting lag was eliminated and all subsidiaries were aligned with the corporate reporting calendar for all periods presented in fiscal 2008. The impact of this change to fiscal 2008 compared to what would have been reported with the one month lag is inconsequential.

Fourth Quarter Results

Net sales increased 16% worldwide to $635.6 million (10% constant currency)

Worldwide reconstructive device sales increased 17% (11% constant currency)

Worldwide knee sales increased 17% (12% constant currency)

Worldwide hip sales increased 15% (8% constant currency)

Worldwide dental sales increased 23% (16% constant currency)

During the fourth quarter of fiscal year 2008, net sales increased 16% to $635.6 million from $549.4 million for the fourth quarter of fiscal year 2007. On a constant currency basis, net sales increased 10% during the fourth quarter. Domestic sales increased 10% to $358.0 million during the quarter, while sales outside the United States increased 24% (11% constant currency) to $277.6 million.

The Company incurred special charges (pre-tax) of $137.4 million during the fourth quarter of fiscal year 2008, including purchase accounting charges of $107.2 million. The purchase accounting charges primarily relate to amortization expense for intangible assets related to the merger, along with additional depreciation expense as a result of the step-up of fixed assets to fair value. The remaining special charges of $30.2 million primarily include costs associated with the previously announced operational improvement program and stock compensation expense.

Reported operating income for the fourth quarter of fiscal year 2008 was $44.8 million, compared to operating income of $54.5 million for the same period last year. Excluding special charges in both years, adjusted operating income for the fourth quarter was $182.2 million compared to $142.1 million for the fourth quarter of last year, an increase of 28%. The special charges (pre-tax) of $86.4 million recorded in the fourth quarter of fiscal year 2007 were primarily related to the renewal and re-negotiation of distribution agreements with existing distributors; inventory write-downs and accounts receivable reserves related to its Biomet Trauma/Biomet Spine operations; and expenses related to the Merger agreement, as well as retirement/employment costs associated with changes in executive management.

Interest expense, net for the fourth quarter of fiscal year 2008 was $144.6 million compared to $0.7 million in the prior year. Reported net loss for the fourth quarter of fiscal year 2008 was $91.5 million compared to reported net income of $41.5 million for the fourth quarter of fiscal year 2007. Excluding special charges in both years, adjusted net income for the fourth quarter was $18.8 million compared to $95.8 million for the same period last year. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of fiscal year 2008 was $220.5 million, or 34.7% of sales compared to adjusted EBITDA of $169.8M or 30.9% of sales in the fourth quarter of fiscal year 2007, an increase of 29.9%. A reconciliation of reported results to adjusted results is included in this press release, which is also posted on our website at www.biomet.com.

Fourth Quarter Sales Performance

Reconstructive Products

Reconstructive device sales increased 17% worldwide to $473.4 million during the fourth quarter of fiscal year 2008 compared to $404.2 million for the fourth quarter of fiscal year 2007. Excluding the effect of foreign currency, worldwide reconstructive device sales increased 11% during the quarter. Reconstructive device sales in the United States increased 9% during the fourth quarter, while reconstructive device sales outside the United States increased 26%.

Knee sales increased 17% worldwide during the fourth quarter and increased 13% in the United States. On a constant currency basis, worldwide knee sales increased 12% during the quarter. Key growth drivers for knees during the fourth quarter include the Oxford® Partial Knee System, as well as primary and revision components of the Vanguard™ Complete Knee System. The Vanguard™ Complete Knee System is the only total knee replacement that allows for sizing of the femur and tibia independently, offering complete component interchangeability. The Oxford® Partial Knee, with its excellent long-term clinical results, is the only free-floating mobile-bearing partial knee approved by the U.S. Food and Drug Administration.

Hip sales increased 15% worldwide and 3% in the United States during the fourth quarter of fiscal year 2008, compared to the same period last year. Excluding the impact of foreign currency, worldwide hip sales increased 8% during the fourth quarter. Global sales of the M2a-Magnum™ Acetabular System and the Taperloc® Hip Stem, as well as European sales of the ReCap® Total Resurfacing System and the Exceed ABT™ (Advanced Bearing Technologies) Acetabular System contributed to the fourth quarter growth in hip sales.

Fixation Products

Fixation sales increased 12% worldwide to $58.3 million during the fourth quarter of fiscal year 2008, compared to $52.1 million for the fourth quarter of last year. Fixation sales increased 8% in the United States during the quarter. On a constant currency basis, fixation sales increased 9% worldwide. Product categories contributing to improved fixation sales during the fourth quarter include internal fixation devices and craniomaxillofacial fixation products.

Spinal Products

Spinal product sales increased 3% worldwide to $53.1 million during the fourth quarter from $51.7 million for the fourth quarter of fiscal year 2007. Spinal product sales increased 9% in the United States during the fourth quarter as a result of spinal stimulation sales growth.

Other Products

Sales of the Company’s “other products” increased 23% worldwide to $50.8 million during the fourth quarter of fiscal year 2008 compared to $41.4 million during the same period of fiscal year 2007. Sales of “other products” increased 16% in the United States during the fourth quarter. Strong demand for sports medicine devices, as well as positive growth for softgoods and bracing products, contributed to the fourth quarter growth in this reporting segment.

Biomet’s President and Chief Executive Officer Jeffrey R. Binder stated, “Robust sales in our core orthopedic reconstructive device segment enabled Biomet to grow faster than the global market during each of our first three quarters and we finished the year with another quarter of strong reconstructive sales growth. I am encouraged to see continued signs of stabilization in our trauma and spine business during the fourth quarter and I am pleased with the fourth quarter rebound in dental sales, returning dental to the double-digit growth reported during the first half of the fiscal year.” Mr. Binder continued, “In addition, our microfixation, sports medicine and biologics businesses reported excellent growth during the fourth quarter and for the full fiscal year. Biomet’s strong finish to fiscal year 2008 provides us with a solid foundation to capitalize on future growth opportunities during fiscal year 2009 and beyond.”

Full Year Financial Results (Combined)*

Net sales increased 13% worldwide to $2.383 billion (9% constant currency)

Worldwide reconstructive device sales increased 17% (13% constant currency, ex-instruments)

Worldwide knee sales increased 19% (17% constant currency, ex-instruments)

Worldwide hip sales increased 13% (10% constant currency, ex-instruments)

Worldwide dental sales increased 19% (13% constant currency)

Net sales increased 13% to $2.383 billion for the twelve months ended May 31, 2008. Excluding instruments and the foreign currency impact, net sales increased 10% worldwide. Sales outside of the United States increased 24% (13% constant currency) during fiscal year 2008, while sales in the United States increased 7% (8% ex-instruments).

During fiscal year 2008, the Company incurred special charges (pre-tax) of approximately $1,453 million, including purchase accounting charges of $983 million. The purchase accounting charges consist of:

•	$479 million of in-process research and development;

•	$329 million of amortization related to the intangible assets recorded in conjunction with the merger; and

•	$175 million of additional depreciation and cost of sales recorded due to inventory and fixed assets being written up to fair value for the merger.

The other special charges (pre-tax) of approximately $473 million consist primarily of:

•	$236 million of merger-related transaction costs;

•	$113 million of additional compensation expense to settle in-the-money stock options of employees, as required by the Merger agreement;

•	$43 million of distributor fee expense associated with re-negotiation of distribution agreements;

•	$27 million settlement with the Department of Justice; and

•	$26 million of stock compensation expense

Reported operating loss for fiscal year 2008 was $750.5 million, compared to operating income of $489.6 million for the same period last year. Excluding special charges in both years, adjusted operating income for fiscal year 2008 was $702.4 million, or 29.5% of sales compared to $622.1 million for fiscal year 2007, an increase of approximately 13%.

Interest expense, net for fiscal year 2008 was $516.6 million compared to $9.3 million in the prior year. Reported net loss for fiscal year 2008 was $1,018.8 million compared to reported net income of $335.9 million for fiscal year 2007. Excluding special charges in both years, adjusted net income for fiscal year 2008 was $107.4 million compared to $419.9 million for fiscal year 2007.

Adjusted EBITDA for fiscal year 2008 was $829.1 million, or 34.8% of sales compared to adjusted EBITDA of $719.1M or 34.1% of sales for fiscal year 2007, an increase of 15.0%.

Full Year Sales Performance (Combined)*

Reconstructive Products

During fiscal year 2008, reconstructive device sales increased 17% worldwide to approximately $1.757 billion. Reconstructive device sales in the United States increased 10% (12% excluding instruments) and international reconstructive device sales increased 26%. Excluding instruments and the impact of currency, worldwide reconstructive devices sales increased 13%.

Knee sales increased 19% worldwide during fiscal year 2008 and increased 14% in the United States. Excluding instruments and on a constant currency basis, knee sales increased 17% both worldwide and in the United States. The Oxford® Partial Knee System and the Vanguard™ Complete Knee System were the growth drivers for knees during fiscal year 2008.

Hip sales increased 13% worldwide and 5% in the United States during fiscal year 2008. Excluding instruments and the foreign currency effect, fiscal year 2008 hip sales increased 10% worldwide and 6% in the United States. Key products contributing to hip sales growth include the M2a-Magnum™ Acetabular System and the Taperloc® Hip Stem, as well as the ReCap® Total Resurfacing System that is marketed only outside the United States.

Fixation Products

During fiscal year 2008, fixation sales increased 2% worldwide to $230.3 million. Fixation sales decreased 4% in the United States during fiscal year 2008.

Spinal Products

Spinal product sales increased 1% worldwide to $208.0 during fiscal year 2008 and increased 2% in the United States.

Other Products

Sales of the Company’s “other products” increased 9% worldwide to $188.3 million during fiscal year 2008. Domestic sales of “other products” increased 3% during fiscal year 2008.

All trademarks herein are the property of Biomet, Inc. or its subsidiaries unless otherwise indicated.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer at (574) 372-1687 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

Forward-Looking Statements

The is press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the following factors: the results of ongoing investigations by the United States Department of Justice; the ability to successfully implement new technologies; the Company’s ability to sustain sales and earnings growth; the Company’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities; the stability of certain foreign economic markets; the impact of anticipated changes in the musculoskeletal industry and the ability of the Company to react to and capitalize on those changes; the ability of the Company to successfully implement its desired organizational changes; the impact of the Company’s managerial changes; and other factors set forth in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K (as amended) and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.

Use of non-GAAP Financial Information

To supplement Biomet’s consolidated financial statements presented on a GAAP basis, the Company discloses certain non-GAAP measures that exclude certain charges, including non-GAAP operating income, non-GAAP net income and Earnings Before Interest Taxes Depreciation and Amortization (EBITDA). These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Biomet management believes that these non-GAAP measures provide useful information to investors; however, this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the corresponding GAAP measure is included in the tables below and on Biomet’s web site at www.biomet.com.

Biomet, Inc.

Product Sales

Twelve Month Period Ended May 31, 2008

(In millions, unaudited)

	(Combined)* 2008	2007	Reported Growth %	Constant Currency Growth %
Reconstructive	$1,756.7	$1,502.8	16.9%	12.2%
Fixation	230.3	226.4	1.7%	-0.5%
Spine	208.0	205.6	1.2%	-0.1%
Other	188.3	172.6	9.1%	5.9%

Total	$2,383.3	$2,107.4	13.1%	9.1%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
Reconstructive	16.9%	4.7%	12.2%
Fixation	1.7%	2.2%	-0.5%
Spine	1.2%	1.3%	-0.1%
Other	9.1%	3.2%	5.9%

Total sales	13.1%	4.0%	9.1%

*	See Non-GAAP Financial Measures Disclosure Below for “Combined” Period Disclosed Herein.

Biomet, Inc.

Product Sales

Three Month Period Ended May 31, 2008

(In millions, unaudited)

	2008	2007	Reported Growth %	Constant Currency Growth %
Reconstructive	$473.4	$404.2	17.1%	10.7%
Fixation	58.3	52.1	11.9%	9.0%
Spine	53.1	51.7	2.7%	1.0%
Other	50.8	41.4	22.7%	17.4%

Total	$635.6	$549.4	15.7%	10.1%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
Reconstructive	17.1%	6.4%	10.7%
Fixation	11.9%	2.9%	9.0%
Spine	2.7%	1.7%	1.0%
Other	22.7%	5.3%	17.4%

Total sales	15.7%	5.6%	10.1%

*	See Non-GAAP Financial Measures Disclosure Below for “Combined” Period Disclosed Herein.

Non-GAAP Financial Measures:

Management uses non-GAAP financial measures, such as net sales, excluding the impact of foreign currency (constant currency), operating income as adjusted, net income as adjusted, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA (as defined by our bank agreement; the method to calculate this is likely to be different from methods used by other companies). *In addition, information for the period from June 1 to July 11, 2007 (“Predecessor” and the date which the merger of Biomet with a company owned by a consortium of private equity funds occurred, with Biomet as the surviving entity) and July 12 to May 31, 2008 (Successor) periods have been combined and are referred to as “Combined” in the press release and attached schedules. The combined presentation does not comply with U.S. GAAP, but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation of purchase accounting as compared to historical cost. The term “as adjusted”, a non-GAAP financial measure refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation and amortization and/or excludes certain expenses as defined by our bank agreement, such as: restructuring charges, integration and facilities opening costs or other business optimization expenses, new systems design and implementation costs, certain start-up cots and costs related to consolidation of facilities, certain non-cash charges, advisory fees paid to the private equity owners, certain severance charges, purchase accounting costs, costs associated with stock option accounting, payments to distributors that are not in the ordinary course of business and other related charges. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. Management uses these measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to team member performance compensation targets, including equity incentives. Investors should consider these non-GAAP measures only supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP in the United States.

Biomet, Inc.

Geographic Segment Sales Percentage Summary

Twelve Month Period Ended May 31, 2008

(In millions, unaudited)

	(Combined)* 2008	2007	Reported Growth %	Constant Currency Growth %
Geographic Segments:
United States	$1,394.0	$1,306.6	6.7%	6.7%
Europe	734.5	595.9	23.3%	9.9%
International	254.8	204.9	24.1%	11.8%

Total	$2,383.3	$2,107.4	13.1%	9.1%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
United States	6.7%	0.0%	6.7%
Europe	23.3%	13.4%	9.9%
International	24.1%	12.3%	11.8%

Total sales	13.1%	4.0%	9.1%

*	See Non-GAAP Financial Measures Disclosure herein for “Combined” Period Discussion.

Biomet, Inc.

Geographic Segment Sales Percentage Summary

Three Month Period Ended May 31, 2008

(In millions, unaudited)

	(Combined)* 2008	2007	Reported Growth %	Constant Currency Growth %
Geographic Segments:
United States	$358.0	$326.3	9.7%	9.7%
Europe	206.9	166.1	24.6%	10.1%
International	70.7	57.0	24.0%	13.0%

Total	$635.6	$549.4	15.7%	10.1%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
United States	9.7%	0.0%	9.7%
Europe	24.6%	14.5%	10.1%
International	24.0%	11.0%	13.0%

Total sales	15.7%	5.6%	10.1%

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.

Biomet, Inc.

As Reported Consolidated Statements of Operations

(In millions, unaudited)

	(Successor) Three Months Ended May 31, 2008	(Predecessor) Three Months Ended May 31, 2007
Net sales	$635.6	$549.4
Cost of sales	201.2	188.5

Gross profit	434.4	360.9
Gross profit percentage	68.3%	65.7%
Selling, general and administrative	263.8	280.2
Research and development	23.1	23.3
Amortization	102.7	2.9

Operating income	44.8	54.5
Percentage of Sales	7.0%	9.9%

Other income, net	(8.6)	4.4
Interest expense, net	(144.6)	(0.7)

Income (loss) before income taxes	(108.4)	58.2

Income taxes	(16.9)	16.7

Tax rate	15.6%	28.7%

Net income (loss)	$(91.5)	$41.5

Percentage of Sales	-14.4%	7.6%

Biomet, Inc.

Consolidated Statements of Operations

(In millions, unaudited)

	(Predecessor) Period from June 1, 2007 to July 11, 2007	(Successor) Period from July 12, 2007 to May 31, 2008	(Combined)* Twelve Months Ended May 31, 2008	(Predecessor) Twelve Months Ended May 31, 2007
Net sales	$248.8	$2,134.5	$2,383.3	$2,107.4
Cost of sales	102.3	814.7	917.0	642.3

Gross profit	146.5	1,319.8	1,466.3	1,465.1
Gross profit percentage	58.9%	61.8%	61.5%	69.5%
Selling, general and administrative	194.2	1,097.6	1,291.8	878.2
Research and development	34.0	82.2	116.2	94.4
In-process research and development	—	479.0	479.0	—
Amortization	0.5	329.3	329.8	2.9

Operating income (loss)	(82.2)	(668.3)	(750.5)	489.6
Percentage of Sales	-33.0%	-31.3%	-31.5%	23.2%
Other income, net	0.6	(9.7)	(9.1)	21.3
Interest expense, net	(0.3)	(516.3)	(516.6)	(9.3)

Income (loss) before income taxes	(81.9)	(1,194.3)	(1,276.2)	501.6
Income taxes	(27.3)	(230.1)	(257.4)	165.7

Tax rate	33.3%	19.3%		33.0%

Net income (loss)	$(54.6)	$(964.2)	$(1,018.8)	$335.9

Percentage of Sales	-21.9%	-45.2%	-42.7%	15.9%

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.

BIOMET, INC.

Other Financial Information

Operating Income (Loss) to Adjusted Operating Income - 4 Quarters of Fiscal 2008

(in millions, unaudited)

	(Combined)* Quarter 1	(Successor) Quarter 2	(Successor) Quarter 3	(Successor) Quarter 4	(Combined)* Total
Operating income (loss), as reported	$(539.3)	$(251.0)	$(5.0)	$44.8	$(750.5)
Purchase accounting depreciation	1.7	3.9	4.5	4.5	14.6
Purchase accounting amortization	45.2	92.3	89.1	102.7	329.3
Additional cost of sales for inventory write up to fair value	28.9	63.4	67.9	—	160.2
In-process research and development	392.8	86.2	—	—	479.0
Financing fees related to merger	—	171.6	—	—	171.6
Share-based payment	—	—	11.5	14.3	25.8
In-the-money stock option settlement	112.8	—	—	—	112.8
Distributor agreements	38.6	3.1	—	—	41.7
Department of Justice	26.9	—	—	—	26.9
Investment banker fee	29.6	—	—	—	29.6
Consulting expenses related to operational improvement initiatives, severance for former executives, sponsor fees and other related costs	4.4	10.5	18.8	15.9	49.6
Additional legal/merger related fees	11.8	—	—	—	11.8

Operating income, as adjusted	$153.4	$180.0	$186.8	$182.2	$702.4

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.

BIOMET, INC.

Other Financial Information

EBITDA and adjusted EBITDA - 4 Quarters of Fiscal 2008

(in millions, unaudited)

	(Combined)* Quarter 1	(Successor) Quarter 2	(Successor) Quarter 3	(Successor) Quarter 4	(Combined)* Total
Operating income (loss), as reported	$(539.3)	$(251.0)	$(5.0)	$44.8	$(750.5)
Historical depreciation	26.8	30.8	30.3	38.3	126.2
Purchase accounting depreciation	1.7	3.9	4.5	4.5	14.6
Historical amortization	0.5	—	—	—	0.5
Purchase accounting amortization	45.2	92.3	89.1	102.7	329.3

EBITDA, as reported	$(465.1)	$(124.0)	$118.9	$190.3	$(279.9)
Special items and purchase accounting adjustments:
Additional cost of sales for inventory write up to fair value	$28.9	$63.4	$67.9	—	$160.2
In-process research and development	392.8	86.2	—	—	479.0
Financing fees related to merger	—	171.6	—	—	171.6
Share-based payment	—	—	11.5	$14.3	25.8
In-the-money stock option settlement	112.8	—	—	—	112.8
Distributor agreements	38.6	3.1	—	—	41.7
Department of Justice	26.9	—	—	—	26.9
Investment banker fee	29.6	—	—	—	29.6
Consulting expenses related to operational improvement initiatives, severance for former executives, sponsor fees and other related costs	4.4	10.5	18.8	15.9	49.6
Additional legal/merger related fees	11.8	—	—	—	11.8

EBITDA, as adjusted	$180.7	$210.8	$217.1	$220.5	$829.1

Note - As adjusted EBITDA for the first through the third quarter have changed slightly from what was previously reported primarily as a result of purchase accounting. The results for the 9 months ended February 29, 2008 are consistent with what was previously reported.

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.

BIOMET, INC.

Other Financial Information

Net Income (Loss) to EBITDA, as reported - 4 Quarters of Fiscal 2008

(in millions, unaudited)

	(Combined)* Quarter 1	(Successor) Quarter 2	(Successor) Quarter 3	(Successor) Quarter 4	(Combined)* Total
Net income (loss), as reported	$(536.8)	$(302.0)	$(88.5)	$(91.5)	$(1,018.8)
Depreciation	28.5	34.7	34.8	42.8	140.8
Amortization	45.7	92.3	89.1	102.7	329.8
Interest expense, net	80.7	148.7	142.6	144.6	516.6
Other income, net	(6.0)	4.9	1.6	8.6	9.1
Income taxes	(77.2)	(102.6)	(60.7)	(16.9)	(257.4)

EBITDA, as reported	$(465.1)	$(124.0)	$118.9	$190.3	$(279.9)

BIOMET, INC.

Reconciliation of GAAP Consolidated Net Income (Loss) to

Non-GAAP Adjusted Consolidated Net Income

(In millions, unaudited)

	(Combined)* Twelve Months Ended May 31, 2008	(Predecessor) Twelve Months Ended May 31, 2007
Net income (loss), as reported	$(1,018.8)	$335.9
Purchase accounting depreciation	14.6	—
Purchase accounting amortization	329.3	—
Additional cost of sales for inventory write up to fair value	160.2	13.2
In-process research and development	479.0	—
Financing fees related to merger	171.6	—
Stock compensation expense	25.8	—
In-the-money stock option settlement	112.8	—
Legal and accounting related to stock option investigation	—	5.3
Distributor agreements	41.7	39.2
Department of Justice	26.9	—
Investment banker fee	29.6	—
Consulting expenses related to operational improvement initiatives, severance for former executives, sponsor fees and other related costs	49.6	—
Additional legal/merger related fees	11.8	17.5
Biomet Trauma and Biomet Spine - Inventory write-downs and accounts receivable reserves	—	57.3
Tax effect on special and purchase accounting items	(326.7)	(48.5)

Net income, as adjusted (Non-GAAP)	$107.4	$419.9

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.

BIOMET, INC.

Reconciliation of GAAP Consolidated Net Income (Loss) to

Non-GAAP Adjusted Consolidated Net Income

(In millions, unaudited)

	(Successor) Three Months Ended May 31, 2008	(Predecessor) Three Months Ended May 31, 2007
Net income (loss), as reported	$(91.5)	$41.5
Purchase accounting depreciation	4.5	—
Purchase accounting amortization	102.7	—
Stock compensation expense	14.3	1.2
Distributor agreements	—	29.9
Legal and accounting related to stock option investigation	—	2.0
Consulting expenses related to operational improvement initiatives, severance for former executives, sponsor fees and other related costs	15.9	—
Biomet Trauma and Biomet Spine - Inventory write-downs and accounts receivable reserves	—	46.3
Additional legal/merger related fees	—	8.2
Tax effect on special and purchase accounting items	(27.1)	(33.3)

Net income, as adjusted (Non-GAAP)	$18.8	$95.8

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.

Biomet, Inc.

Preliminary Balance Sheet

(In millions, unaudited)

	(Successor) May 31, 2008	(Predecessor) May 31, 2007
Assets
Cash and short-term investments	$127.6	$230.9
Accounts receivable	486.2	498.7
Income tax receivable	48.8	—
Inventories	539.7	540.4
Current deferred income taxes	100.7	136.8
Prepaids and other current assets	46.7	45.0
Fixed assets	640.9	427.4
Intangible assets, net	6,208.2	74.6
Goodwill	5,368.2	448.4
Other assets	160.2	55.7

Total Assets	$13,727.2	$2,457.9

Liabilities and Stockholders’ Equity
Current liabilities	$564.5	$345.9
Deferred income taxes	2,044.1	—
Long-term debt	6,217.2	—
Other Long-term liabilities	51.3	62.8
Stockholders’ equity (1)	4,850.1	2,049.2

Total Liabilities and Stockholders’ Equity	$13,727.2	$2,457.9

(1)	The Company’s balance sheet as of May 31, 2008 reflects additional equity contributions of $120 million in the fourth fiscal quarter by trusts affiliated with Dane A. Miller and Mary Louise Miller and approximately $14 million by management which were made in the third fiscal quarter and transferred by Parent to Biomet in the fourth fiscal quarter.

Biomet, Inc.

Preliminary Consolidated Statements of Cash Flows

(In millions, unaudited)

	(Predecssor) June 1, 2007 to July 11, 2007	(Successor) July 12, 2007 to May 31, 2008	(Combined)* June 1, 2007 to May 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(54.6)	$(964.2)	$(1,018.8)
Depreciation and amortization	9.3	471.5	480.8
Deferred financing costs	—	7.7	7.7
Non-cash stock compensation expense	—	25.8	25.8
In-process research and development charge	—	479.0	479.0
Non-cash charges related to inventory step-up	—	160.3	160.3
Provision for inventory obsolescence	—	7.7	7.7
Gain (loss) on sale of investments	(7.0)		(7.0)
Deferred income taxes	76.7	(50.7)	26.0
Amortization of bond premium	—	(0.4)	(0.4)
Tax benefit from exercise of stock options	(3.9)	—	(3.9)
Accounts and Notes Receivables, net	5.8	32.5	38.3
Inventories	(12.0)	(34.8)	(46.8)
Prepaid expenses	(72.9)	33.2	(39.7)
Accounts payable	(1.6)	12.8	11.2
Accrued (refundable) income taxes	(23.1)	(17.8)	(40.9)
Accrued interest	—	80.9	80.9
Other	142.7	(61.8)	80.9

Net cash provided by operating activities	59.4	181.7	241.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds (payments) for sale of investments	42.8	84.7	127.5
Capital expenditure	(22.0)	(167.9)	(189.9)
Acquisition of Biomet Inc.	—	(11,638.2)	(11,638.2)
Other	(9.8)	(0.4)	(10.2)

Net cash used in investing activities	11.0	(11,721.8)	(11,710.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on long-term debt - Merger Date	—	6,250.7	6,250.7
Cash equity contributions	—	5,521.9	5,521.9
Payment of deferred financing fees	—	(87.1)	(87.1)
Payments under senior secured credit facility	—	(18.3)	(18.3)
Payments on revolving credit agreement	—	(134.6)	(134.6)
Payments on old co revolving credit agreement	0.2	(43.8)	(43.6)
Purchase of common shares	(2.8)	—	—
Tax benefit from exercise of stock options	3.9	—	—
Other	—	—	—

Net cash provided by financing activities	1.3	11,488.8	11,490.1

Effect of exchange rate changes on cash	0.1	2.0	2.1

Increase (decrease) in cash and cash equivalents	71.8	(49.3)	22.5
Cash and cash equivalents, beginning of period	105.1	176.9	105.1

Cash and cash equivalents, end of period	$176.9	$127.6	$127.6

*	See Non-GAAP Financial Measures Disclosure Herein for “Combined” Period Discussion.